                                                                   EXHIBIT 10.23

                       TRANSITION ENERGY SALES AGREEMENT

                                     BETWEEN

                          ASTORIA GAS TURBINE POWER LLC

                                       AND

                           CONSOLIDATED EDISON COMPANY
                                OF NEW YORK, INC.

                            Dated as of June 1, 1999

                               TABLE OF CONTENTS



                                                                            PAGE

ARTICLE 1 DEFINITIONS........................................................2

ARTICLE 2 TERM...............................................................5

ARTICLE 3 ENERGY PURCHASES AND PAYMENTS......................................6

  (a) Energy Conversion Payments.............................................7

  (b) Equivalent Forced Outage Penalty And Incentive Payments................8

ARTICLE 4 SCHEDULING.........................................................9

ARTICLE 5 FUEL...............................................................12

ARTICLE 6 ENVIRONMENTAL......................................................13

  6.1 Use of NOx Allowances..................................................13

  6.2 Fuel Oil Spills........................................................14

ARTICLE 7 BILLING AND PAYMENT PROCEDURES ....................................14

  7.1 Billing and Payments...................................................14

  7.2 Billing Disputes.......................................................16

  7.3 Survival...............................................................17

ARTICLE 8 INDEMNIFICATION ...................................................17

  8.1 Indemnification........................................................17

  8.2 Third Party Claims Procedure...........................................19

  8.3 Survival...............................................................20

ARTICLE 9 LIMITATION OF LIABILITY............................................21

ARTICLE 10 FORCE MAJEURE.....................................................21

ARTICLE 11 DEFAULT AND TERMINATION...........................................22

ARTICLE 12 ADDITIONAL REMEDIES...............................................23

ARTICLE 13 DISPUTES..........................................................23

ARTICLE 14 REPRESENTATIONS AND WARRANTIES....................................23

  14.1 Representations and Warranties of Con Edison..........................23

  14.2 Representations and Warranties of Astoria Power.......................24

ARTICLE 15 ASSIGNMENT; NO THIRD PARTY BENEFICIARIES..........................26

ARTICLE 16 EXTENSION; WAIVER.................................................27

ARTICLE 17 COUNTERPARTS......................................................27

ARTICLE 18 GOVERNING LAW.....................................................27

ARTICLE 19 SEVERABILITY......................................................27

ARTICLE 20 AMENDMENT.........................................................28

ARTICLE 21 ENTIRE AGREEMENT..................................................28

ARTICLE 22 FURTHER ASSURANCES................................................28

ARTICLE 23 INTERPRETATION....................................................28

ARTICLE 24 CONFIDENTIALITY...................................................29

ARTICLE 25 INDEPENDENT CONTRACTOR STATUS.....................................30

ARTICLE 26 JURISDICTION......................................................31

ARTICLE 27 CONFLICTS ........................................................31

ARTICLE 28 NOTICES ..........................................................31

                    TRANSITION ENERGY SALES AGREEMENT BETWEEN
                        ASTORIA GAS TURBINE POWER LLC AND
                  CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

         This Agreement is made and entered into as of June 1, 1999 between Astoria Gas Turbine Power LLC ("Astoria Power"), a Delaware limited liability company having its principal place of business at 1221 Nicollet Mall, Minneapolis, Minnesota 55403, and Consolidated Edison Company of New York, Inc. ("Con Edison"), a New York corporation having its principal place of business at 4 Irving Place, New York, New York 10003. Astoria Power and Con Edison shall each be referred to as a "Party", and shall be referred to collectively as the "Parties."

         WHEREAS, Con Edison offered for sale by auction certain electric generating facilities located at the Arthur Kill Generating Station and the Astoria Gas Turbine site and certain other assets primarily related thereto ("Auctioned Assets");

         WHEREAS, NRG Energy, Inc. ("NRG Energy") and Con Edison have entered into the Generating Plant and Gas Turbine Asset Purchase and Sale Agreement ("APSA"), dated January 27,1999, and NRG Energy will assign prior to the Closing Date (as defined below) its rights and obligations under the APSA relating to the purchase from Con Edison of the Gas Turbines (as defined below) and certain other assets primarily related thereto in accordance with the terms and conditions of the APSA, and NRG Energy will assign to Arthur Kill Power LLC ("AK Power") prior to the Closing Date its rights and obligations under the APSA relating to the purchase from Con Edison of the Generating Plant (as defined below) and certain other assets primarily relating thereto in accordance with the terms and conditions of the APSA;

         WHEREAS, the rights and obligations of Astoria Power and Con Edison relating to generators of electric generating capacity, energy, transmission and ancillary services may be modified by a proposal (the "Proposal") currently pending before the Federal Energy Regulatory Commission ("FERC") to restructure the New York Power Pool, which contemplates the formation of the New York Independent System Operator ("ISO") and the implementation of the ISO Tariff filed on December 19, 1997, as approved by FERC in FERC Docket Nos. ER97-1523-000, OA97-470-000 and ER97-4234-000, as such tariff may be amended from time to time;

         WHEREAS, FERC may approve, accept, modify, or reject the Proposal, and its actions may affect the Parties' rights and obligations under this Agreement;

         WHEREAS, FERC has accepted for filing certain market power mitigation measures applicable to sales of capacity, energy and certain other services from specified electric generating units in New York City in FERC Docket No. ER98-3169-000 (such measures, as may be modified from time to time, and any other applicable market power mitigation measures that may be imposed by FERC, ISO or the New York Public Service Commission ("PSC"), the "Mitigation Measures");

         WHEREAS, sales of capacity, energy and certain other services from the Auctioned Assets will be subject to, and the rights and obligations of the Parties under this Agreement may be affected by, the Mitigation Measures;

         WHEREAS, in recognition of Con Edison's requirements to provide Energy to its firm customers, Astoria Power and Con Edison agree to enter into this Transition Energy Sales Agreement, whereby Con Edison will purchase from Astoria Power and Astoria Power will sell to Con Edison various amounts of Energy for the term of this Agreement.

         NOW THEREFORE, in consideration of the mutual agreements and commitments contained herein, Astoria Power and Con Edison hereby agree as follows:

                            ARTICLE 1   DEFINITIONS

         The following terms shall have the meanings set forth below. Any term used in this Agreement that is not defined herein shall have the meaning that is in the APSA or, if the term is not defined in the APSA, then the term shall have the meaning customarily attributed to it by the electric utility industry.

         "Agreement" shall mean this Transition Energy Sales Agreement between Astoria Power and Con Edison, as it may be amended from time to time.

         "Business Day" shall mean any day other than Saturday, Sunday or any day on which banking institutions in the State of New York are authorized by law or other governmental action to close.

         "Closing Date" shall mean the date and time at which the closing of the transactions contemplated by the APSA actually occurs.

         "Continuing Site Agreement" means the Astoria Gas Turbine Continuing Site Agreement between Con Edison and NRG Energy, dated January 27, 1999.

         "Energy" shall mean the amount of energy in megawatt hours ("MWH") that Astoria Power will generate in the Gas Turbines and deliver to Con Edison.

         "Energy Control Center" shall mean the headquarters of Con Edison's electric transmission and distribution operations.

         "FERC" shall mean the Federal Energy Regulatory Commission or its successor.

         "Firm Commitment" shall mean Con Edison's designation of a Unit for dispatch during a Week, which designation is communicated in writing to Astoria Power by 5 p.m. on the Thursday preceding the Week.

         "FOF" shall mean the forced outage factor set forth in Appendix A hereto.

         "Fuel" shall mean the fuels commonly burned in the Gas Turbines, including natural gas and kerosene.

         "Fuel Oil" shall mean kerosene.

         "Gas Turbines" means the gas turbine units GT2 through GT5 and GT7 through GT13 located at the Astoria Gas Turbine site.

         "Generating Plant" means the units 2 and 3 steam-powered generating facilities and gas turbine unit GT 1 located at the Arthur Kill Generating Station.

         "Good Utility Practices" mean any of the practices, methods or acts engaged in or approved by a significant portion of the electric utility industry with respect to similar facilities during the relevant time period which in each case, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, law, regulation, environmental protection, and expedition. Good Utility Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to delineate the acceptable practices, methods or acts generally accepted in such industry.

         "Holiday" shall mean any day which is a day on which banking institutions in the State of Now York are authorized by law or other governmental action to close.

         "ISO" shall mean the New York Independent System Operator, as described in the Supplemental Filing, or its successors.

         "ISO Commencement Date" shall mean the date on which the ISO officially commences operations of a spot market for energy, spinning and non-spinning reserves and automatic generator control, as signified by the first day that resources such as the Gas Turbines are allowed to bid into each market on a non-trial or non-experimental basis.

         "ISO Tariff" shall mean the tariff described in the Supplemental Filing, as it may be amended from time to time.

         "Maintenance Outage Schedule" shall mean a timetable detailing Astoria Power's schedule for removal (full or partial) from service of one or more of the Units for inspection, maintenance or repair.

         "Month" shall mean calendar month, and not a specific 30 day time period.

         "Metering Point" shall mean the Point of Interconnection (as defined in the Continuing Site Agreement), which is the point to which the Revenue Meters installed pursuant to Section 3.05 of the Continuing Site Agreement measure the Energy.

         "NERC" shall mean the North American Electric Reliability Council or its successors.

         "NYPP" shall mean the New York Power Pool or its successors.

         "Summer Capability Period" shall have the meaning provided by the NYPP, or its successor(s), as may be modified from time to time. Summer Capability Period is currently May 1 through October 31 of each year.

         "Supplemental Filing" shall mean the December 19, 1997 Supplemental Filing to the Comprehensive Proposal to Restructure the New York Wholesale Electric Market in FERC Docket Nos. ER97-1523-000, OA97-470-000, and ER97-4234-000.

         "Time Period" shall mean the period from 10:00 a.m. to 6:00 p.m. on each of the days from Monday through Friday of each week, excluding Holidays.

         "Unit" shall mean any of the Gas Turbines.

         "Week" shall mean the period from any Monday at 12:00 a.m. to the immediately following Sunday at 11:59 p.m.

         "Winter Capability Period" shall have the meaning provided by the NYPP, or its successor(s), as may be modified from time to time. Winter Capability Period is currently each November 1 through April 30 of the following calendar year.

                               ARTICLE 2     TERM

         (a) The obligations of the Parties under this Agreement shall commence on the Closing Date and continue until the ISO Commencement Date; provided, however, that (i) if, within 30 days after the ISO Commencement Date or the ISO Resumption Date (as defined below) the ISO suspends operations for any reason, the parties' obligations under this Agreement shall recommence and continue until the ISO resumes operation (the "ISO Resumption Date"); and (ii) in the event that the ISO Commencement Date does not occur by March 1, 2000, either Party may request the other Party to renegotiate in good faith the terms and conditions, including payment terms, for Energy purchases under this Agreement. If, upon such request by either Party, the Parties are unable to reach agreement on such revised terms and conditions, Astoria Power shall file tariffs governing such purchases with the appropriate regulatory agency or agencies, to become effective as of June 1, 2000, and, upon the effectiveness of such tariffs, as may be modified by such regulatory agency or agencies, the terms and conditions contained in the approved tariffs shall be binding upon the Parties and shall govern the purchases of Energy under this Agreement; provided, however, that Con Edison shall have the right to protest the tariffs filed by Astoria Power to such regulatory agency or agencies.

         (b) This Agreement is subject to all necessary regulatory authorizations without any modifications or conditions. If any regulatory agency having jurisdiction over this Agreement requires any modification to, or imposes any condition of acceptance or approval of, this Agreement, then the Parties shall engage in good faith negotiations for a period of 30 days following the issuance of that modified or conditional acceptance or approval in order to agree to revisions to this Agreement to satisfy, or otherwise address, such modification or condition. If the Parties fail to agree mutually to such changes, then Astoria Power may make a unilateral filing to such regulatory agency to satisfy the modification or condition, which filing shall attempt to satisfy the intent of the Parties under this Agreement; provided, however, that Con Edison shall have the right to protest the manner in which Astoria Power has proposed to satisfy such modification or condition.

         (c) Astoria Power shall file this Agreement with FERC prior to commencement of services with a request that it be accepted for filing to be effective no later than the Closing Date. Notwithstanding the foregoing, the Parties agree that the effectiveness of clause (ii) of paragraph (a) of this Article shall not be contingent upon FERC approval.

         (d) This Agreement is further conditioned upon FERC not modifying or rejecting Articles 2(a) and 3 of the First Amendment to the APSA ("APSA Amendment"), dated as of June 1, 1999, between Con Edison and NRG Energy; provided, however, that in the event that FERC modifies the APSA Amendment, the Parties will, if and to the extent necessary, modify this Agreement to conform it to the modified APSA Amendment under the procedures set forth in paragraph
(b) of this Article. Notwithstanding the foregoing, the Parties agree that the effectiveness of Article 2(b) of the APSA Amendment shall not be contingent upon FERC approval.

                   ARTICLE 3     ENERGY PURCHASES AND PAYMENTS

         Con Edison shall receive and purchase from Astoria Power, and Astoria Power shall deliver and sell to Con Edison, Energy at the

Metering Point during the term of, and in accordance with the terms and conditions of, this Agreement. The Energy to be delivered by Astoria Power to Con Edison shall be generated at the Gas Turbines. Astoria Power shall operate the Gas Turbines in accordance with Good Utility Practices.

         (a)  Energy Conversion Payments

         1. Con Edison shall pay Astoria Power an Energy Conversion Payment ("ECP") of $1/MWH multiplied by the average net electrical output of each Unit sold to Con Edison on an hourly basis. For purposes of this Agreement, the net electrical output sold to Con Edison shall mean, on a monthly basis, the Energy generated by the Gas Turbines minus the auxiliary power consumed by the Gas Turbines and other related Auctioned Assets assigned by NRG Energy to Astoria Power, each measured by Con Edison at their associated Metering Points, less Energy generated by Astoria Power for delivery to third parties.

         2. Within 30 days after each consecutive 12-Month period after the Closing Date, (i) Con Edison shall pay Astoria Power $4/MWH, in addition to the $1/MWH required by Article 3(a)(1) which is paid monthly in accordance with
Article 7, for the amount by which the net electric output of the Gas Turbines sold to Con Edison (excluding Energy generated by Astoria Power for delivery to third parties) during such 12-Month period exceeded 110% of the average annual output of the Gas Turbines in the years 1996 through 1998, or (ii) Astoria Power shall pay Con Edison $2.5/MWH for the amount by which the net electric output of the Gas Turbines sold to Con Edison (excluding Energy generated by Astoria Power for delivery to third parties) during such 12-Month period was less than 90% the average annual output of the Gas Turbines in the years 1996 through 1998; provided, however, that Con Edison shall be excused from making payments to Astoria Power in excess of $2.5/MWH under clause (i) of this paragraph (a)(2) to the extent that Con Edison cannot recover such payments from its customers under a ruling by the PSC. Payments under this paragraph for a period less than 12 Months following the termination of this Agreement shall be due within 30 days of such termination and shall be based on the electric net output of the Gas Turbines in such period as compared to the average output during comparable periods in the years 1996 through 1998.

         (b)  Equivalent Forced Outage Penalty And Incentive Payments

         Con Edison shall either pay to Astoria Power an Incentive Payment or Astoria Power shall pay to Con Edison a Penalty Payment, as determined below, based on the availability of the Gas Turbines subject to a Firm Commitment relative to the historical FOF of the Gas Turbines as set forth in Appendix A. Penalty and Incentive Payments shall be based on performance of the Gas Turbines only during the Time Period. Calculation of the Penalty and Incentive Payments shall exclude (i) the performance of any Unit scheduled for maintenance during the applicable Time Period in accordance with a Maintenance Outage Schedule, a maintenance outage request or a load limitation request approved by Con Edison in accordance with Article 4(f), and (ii) Astoria Power's inability to comply with the Firm Commitment due to Con Edison's failure to provide Fuel in accordance with Article 5, Con Edison's inability to accept Energy generated by the Gas Turbines into its transmission system or a Force Majeure Event specified in Article 10. The formulas for computing such Penalty and Incentive Payments are set forth below and illustrative computations are included in Appendix C hereto.

              Penalty and Incentive Payments based on the performance of the Gas Turbines shall be calculated as follows:

1.   The number of MWs as committed by Con Edison in the Firm Commitment;
2.   The historic FOF, expressed as a decimal, set forth on Appendix A hereto;
3.   Penalty Payment Rate is equal to $10/MWh;
4. Incentive Payment Rate is equal to Penalty Payment Rate times historic FOF, divided by 1 minus historic FOF;
5. For each hour in the Time Period when Gas Turbines on an aggregate basis are dispatched, the Penalty Payment is equal to the number of MWs not available for dispatch times the Penalty Payment Rate;
6. For each hour in the Time Period when Gas Turbines on an aggregate basis are dispatched, the Incentive Payment is equal to the number of MWs dispatched times the Incentive Payment Rate;
7. At the end of the month, hourly Penalty Payments and Incentive Payments are summed;
8. For the month, if the total Incentive Payments less the total Penalty Payments is a positive value (net Incentive Payment), Con Edison will pay the net Incentive Payment to Astoria Power. If the difference is a negative value (not Penalty Payment), Astoria Power will pay the net Penalty Payments to Con Edison.

          (c) Billing and payment of the ECP and Incentive and Penalty Payments shall be made in accordance with Article 7. Con Edison shall reimburse Astoria Power for all taxes, surcharges, adjustments or other assessments imposed by law, rule or regulation, other than those based on income (such as federal income taxes), which are of general applicability and imposed on the sales of Energy hereunder.

          (d) Except as otherwise provided in this Agreement, Con Edison shall make no other payment to Astoria Power for Energy actually provided under this Agreement.

          (e) Notwithstanding anything in the foregoing to the contrary, calculations of Penalty and Incentive Payments shall also be based upon the performance of the Gas Turbines during the entire 64-hour period beginning at 6 p.m. on Friday, December 31, 1999 and ending on 10 a.m. on Monday, January 3, 2000, which performance shall not be excused by a Year 2000 (Y2K) computer error, malfunction, or problem.

                           ARTICLE 4       SCHEDULING

          (a) Astoria Power and Con Edison shall comply in all material respects with the applicable Energy scheduling requirements under NYPP rules and regulations. Unless otherwise provided for under NYPP rules and regulations, Con Edison shall have the sole authority to dispatch any of the Gas Turbines specified in the Firm Commitments, up to their full capability, from Con Edison's Energy Control Center. The Gas Turbine Unit(s) specified in the Firm Commitments must be available for dispatch for the entire Monday through Sunday period starting at 12:01 a.m. Monday morning of the applicable Week. The full capability and minimum run time of each Unit is specified in Appendix B.

          (b) Con Edison shall specify Firm Commitments for each Week by 5 p.m. on the Thursday preceding the Week. If at any time after receipt of Con Edison's Firm Commitment, Astoria Power determines that it cannot comply with such Firm Commitment with respect to any Unit, Astoria Power shall immediately notify Con Edison of such determination,

          (c) Astoria Power shall have the right to enter into a bilateral contract for the sale of Energy generated by a Unit not subject to a Firm Commitment to a third party. Con Edison shall provide transmission service under Con Edison's Open Access Transmission Tariff ("OATT") to Astoria Power for sales to third parties within and outside Con Edison's service area. In the event and to the extent that undergeneration by Astoria Power during a bilateral sale is covered and provided by Con Edison, Astoria Power shall reimburse Con Edison for the amount of such undergeneration based upon Con Edison's incremental power costs coincident with the undergeneration period, as determined by Con Edison. When Con Edison provides Astoria Power with transmission service for deliveries to third parties outside Con Edison's service area, the transmission service will be provided up to the interconnection point between Con Edison's transmission system and the transmission system of the third party or the transmission system of an intervening party through which such deliveries are to be made. Astoria Power shall notify Con Edison of bilateral transactions made with third parties and shall reserve and pay for Con Edison OATT transmission services required to support these sales. If Astoria Power does not enter into a bilateral contract for the sale of Energy from a Unit not subject to a Firm Commitment, Con Edison shall have the right to commit and dispatch that Unit on a real-time basis. For the purpose of the Penalty and Incentive calculations as described in Article 3(b), such real-time commitment and dispatch shall be considered a Firm Commitment.

          (d) On a real-time basis, Con Edison shall dispatch a Unit from the Con Edison Energy Control Center using signals from the NYPP or modified NYPP signals based on Con Edison's transmission control area regulation requirements or local reliability rules. Con Edison shall commit or dispatch a Unit to respond to system conditions, including, but not limited to: storm watch, maximum generation levels, minimum oil burn and remote start.

          (e) Whenever the Units are committed or dispatched by Con Edison, the Units shall provide Energy and ancillary services on a real time dispatch basis (including appropriate levels of 10 minute spinning, 10 minute non-spinning, and 30 minute operating reserves as required by the NYPP, voltage support such as supplying or absorbing Volt Ampere-Reactive (VARS) power, frequency control and automatic generation control) as required by Con Edison. Astoria Power shall receive no additional payment for any such ancillary services.

          (f) Within 14 days of the Closing Date, Astoria Power shall provide to Con Edison a Maintenance Outage Schedule relating to the Gas Turbines for the first year following Closing. Astoria Power shall provide subsequent Maintenance Outage Schedules to Con Edison one year from the Closing Date, and annually thereafter, until this Agreement is terminated. All Maintenance Outage Schedules shall be subject to Con Edison's approval within 30 days of receipt by Con Edison, such approval not to be unreasonably withheld; provided, however, that Con Edison may require Astoria Power to subsequently amend an approved Maintenance Outage Schedule with respect to any Unit, at any time prior to the date that the Unit is scheduled to be removed from service, due to Con Edison's concerns with the reliability of the electric system, unless the planned maintenance cannot be delayed pursuant to Good Utility Practices. As necessary, Astoria Power shall provide Con Edison with maintenance outage requests and load limitation requests in order to perform necessary maintenance that is not indicated on a Maintenance Outage Schedule. If necessary, such request shall be renewed by Astoria Power on a weekly basis in accordance with the Firm Commitment. All such changes to the Maintenance Outage Schedules shall be subject to Con Edison's approval, such approval not to be unreasonably withheld.

          (g) If Astoria Power enters into a bilateral transaction with a third party as provided by Article 4(c), such transactions must be scheduled in advance with Con Edison. These transactions must conform to all NYPP scheduling requirements, including NERC tagging requirements. All bilateral transactions must be scheduled with Con Edison on a daily basis as soon as they are finalized, but no later than noon of the day prior to the day the transaction will occur. Intra-day transactions between Astoria Power and a third party will be scheduled by Con Edison provided that they do not conflict with or otherwise reduce Con Edison's electric system reliability. Notwithstanding the foregoing, Con Edison reserves the right to curtail all bilateral transactions that may jeopardize system reliability in accordance with NYPP standards.

          (h) Astoria Power shall immediately notify Con Edison of any change in the availability and/or capability of any Unit and the expected duration of any outage or derating.

                              ARTICLE 5       FUEL

          (a) Con Edison shall, at its own cost, procure and supply all Fuel required by the Gas Turbines to operate for Energy sales to Con Edison. All such Fuel shall meet Con Edison's specifications in effect as of the Closing Date. Con Edison shall provide and be responsible for all costs for all services associated with the delivery of Fuel, including but not limited to natural gas balancing and all local gas transportation costs associated with the supply of natural gas to the Gas Turbines.

          (b) Con Edison shall also procure and supply all Fuel Oil required by the Gas Turbines for Energy sales to third parties by Astoria Power. Astoria Power shall reimburse Con Edison for Fuel Oil used for such Astoria Power third-party sales, based on Con Edison's cost of fuel. Astoria Power shall procure and supply all the natural gas required to support a bilateral sale to a third party and shall be responsible for all incremental costs associated with such natural gas supply incurred by Con Edison, including but not limited to balancing the natural gas supply and all incremental local transportation costs associated with Astoria Power's bilateral sales incurred by Con Edison. Upon reasonable request by Astoria Power, Con Edison shall make available daily information on gas balancing and nomination.

          (c) Con Edison shall procure, manage and pay all costs associated with transportation of Fuel Oil to the site. Fuel Oil deliveries shall be scheduled during normal business hours, unless otherwise required by conditions outside the reasonable control of the either Party, with 24-hours advance notification.

          (d) Astoria Power shall be responsible for all on-site storage, equipment related thereto and handling of the Fuel Oil, including receiving all Fuel Oil from the Fuel Oil delivery barges and Fuel Oil metering and measurement, Con Edison shall be responsible for all required Fuel sampling and shall provide copies of sample results to Astoria Power.

          (e) Con Edison shall have sole discretion in determining which Fuels are to be burned in each Unit and will specify the fuel mix to Astoria Power as appropriate; provided, however, that, to the extent feasible, Con Edison shall use natural gas as the primary fuel to be burned in the Gas Turbine units GT2 through GT4; and, provided, further, that in all instances, Fuel selected to be burned will be compliant with all applicable Environmental Laws,

                          ARTICLE 6       ENVIRONMENTAL

          6.1 Use of NOx Allowances

          (a) All nitrogen oxide (NOx) allowances allocated to the Gas Turbines by the Department of Environmental Conservation (DEC) under 6 NYCRR Part 227-3.5
(a) may be used by Con Edison for NOx emissions from either the Ravenswood Generating Station or Ravenswood Gas Turbines, or Arthur Kill and Astoria Generating Stations or Narrows, Gowanus or Astoria Gas Turbines (hereinafter collectively referred to as "Generators"); provided, however, that such allowances may be so used at the Generators other than the Astoria Gas Turbines only to the extent that NOx emissions exceed allowances allocated to those Generators under 6 NYCRR Part 227-3.5(a), and only to the extent that NOx allowances from those Generators are also made available to Con Edison for similar use. Astoria Power shall provide NOx allowances for its bilateral transactions with third parties pursuant to Article 4(c).

          (b) At the end of each ozone season (May 1 through September 30), Con Edison shall determine the number of tons of NOx emissions that were emitted from the Generators. This amount shall be subtracted from the NOx allowances allocated to the Generators under 6 NYCRR Part 227-3.5 (a) to determine if any of these Part 227-3.5(a) NOx allowances remain. Only to the extent that such NOx allowances remain, Con Edison shall have the right to direct the reallocation by November 15 of each year of these NOx allowances on a pro-rata basis in relation to the total NOx allowances allocated to the Generator under 6 NYCRR Part 227 -
3.5 (a); provided, however, that such allocation may be proportionately increased or decreased by Con Edison based on the performance of the Generators for which NOx emission performance criteria have been established. At the end of each ozone season, Astoria Power shall transfer the Part 227-3.5(a) NOx allowances in the Astoria Gas Turbines account to the Generators as determined by Con Edison pursuant to this paragraph, provided that the owners of the other Generators similarly make such transfers as determined by Con Edison. If the NOx allowances allocated to the Generators under 6 NYCRR Part 227-3.5 (a) are not sufficient to satisfy the NOx emissions from the Generators during the ozone season, then Con Edison shall be responsible for the allowance deficiency except to the extent that such deficiency is due to operation of Generators for which NOx emission performance criteria have been established.

          (c) Con Edison shall include the Gas Turbines in its NOx RACT System-wide Averaging Program ("Program") and shall be responsible for meeting the 24-hour allowable system-wide NOx average for all generators included in the Program. Con Edison shall monitor the operation of the Gas Turbines and apply the applicable NOx emission rate. Con Edison shall prepare and file with DEC the quarterly NOx RACT Report an the system-wide averaging. In the event of a forced outage of a Unit, Con Edison shall prepare, with the support of Astoria Power, the documentation required by the DEC regulations (6 NYCRR Section 227-2.5(b)(1). Con Edison shall provide to Astoria Power bi-weekly reports on NOx allowances estimated usage by all Generators. Con Edison has the right to curtail any third-party bilateral transaction that may, in its sole opinion, jeopardize the 24-hour allowable system wide NOx average.

          (d) Con Edison shall be responsible for the preparation for Astoria Power's approval, and Astoria Power shall submit, the quarterly electronic data report to the U.S. Environmental Protection Agency as required by the DEC NOx Budget Rule.

          (e) In the event that the DEC does not approve the inclusion of the Gas Turbines in Con Edison's NOx RACT System-wide Averaging Program, the Parties shall renegotiate the provisions of this Article 6 to otherwise carry out the intent of this Article 6 and other pertinent provisions.

          6.2 Fuel Oil Spills

          Astoria Power shall take all appropriate notification and other actions with respect to Fuel Oil spills as required by law and regulation.

                 ARTICLE 7       BILLING AND PAYMENT PROCEDURES

          7.1 Billing and Payments

          (a) In respect of each Month ending after the Closing Date, Astoria Power shall, on or prior to the twentieth day of the following Month prepare and render an invoice to Con Edison for the ECP, less any Penalty Payments or plus any Incentive Payments as described in Article 3, due from Con Edison to Astoria Power for the preceding Month, calculated in accordance with Article 3. The Payments owed, shall be due and payable 10 Business Days after Con Edison receives an invoice. All payments due under this Agreement shall be made in immediately available funds by wire transfer to accounts designated by the Parties.

          (b) If any payment falls due on a day that is not a Business Day, then the payment shall be made on the next Business Day.

          (c) Interest on unpaid amounts, payments received after the due date or payments in dispute that are held in escrow shall accrue at a rate equal to the prime commercial lending rate established from time to time by Chase Manhattan Bank, N.A., New York, New York, or its successor, from the due date until the date upon which payment is made.

          (d) All billings to Con Edison shall be sent to:

              Consolidated Edison Company of New York, Inc.
              4 Irving Place
              New York, New York 10003
              Attention: (To Be Specified By Con Edison Prior To The
              Closing Date)

          All billings to Astoria Power shall be sent to:

              Astoria Gas Turbine Power LLC
              1221 Nicollet Mail; Suite 700
              Minneapolis, Minnesota, 55403
              Attention: (To Be Specified By Astoria Power Prior To The Closing Date)

          (e) Any payments owed directly by Astoria Power to the NYPP, shall be made pursuant to the procedures established by the NYPP, Astoria Power shall be responsible for its share of the NYPP Control Performance System payments or penalties, as the case may be, as applied to Con Edison based on the performance of the Gas Turbines. Con Edison shall determine the allocation of NYPP Control Performance System payments or penalties to the Gas Turbines. Invoices for such payments or penalties shall be submitted by Con Edison to Astoria Power, and payments by Astoria Power shall be made to Con Edison, in accordance with the timeframe set forth in Article 7.1 (a).

          (f) Any other payments due under this Agreement shall be invoiced and paid in accordance with the timeframe set forth in Article 7. 1 (a). To the extent the auxiliary power consumed by the Gas Turbines and other related Auctioned Assets owned by Astoria Power is not fully offset in any month by Energy generated by the Gas Turbines, as contemplated in Article 3(a)(1), such remaining auxiliary power shall be carried forward to be so offset by Energy generated by the Gas Turbines in the next month, and Astoria Power shall reimburse Con Edison for any remaining auxiliary power at the termination of this Agreement based upon the payments for Energy made by Con Edison in the last month prior to the termination of this Agreement.

          (g) The Parties shall maintain records, accounts and other documents sufficient to reflect accurately all transactions hereunder for a period of four years from the time of the transactions. Each Party shall, at its own expense, have the right to audit such records, accounts and other documents of the other Party during such four-year period upon reasonable prior notice to the other Party, subject to Article 24.

          7.2 Billing Disputes

          If a Party contests the amount billed in accordance with Article 7.1 before such amount is due, the contesting Party shall pay the undisputed billed amount when due and promptly provide written notice to the other Party of the disputed amount, identifying the reason for the dispute. If neither Party disputes a bill within six Months after the due date of such bill, such bill shall be deemed correct. The Parties shall engage in good faith negotiations to resolve any disputed amounts within 30 days, after receipt of the written notice identifying the dispute. If the Parties are unable to resolve a dispute within such period, the disputed amounts shall, if requested by the billing party, be paid into an escrow account within 30 days of such request pending resolution of the dispute. Thereafter, either Party may exercise such remedies as may be available under this Agreement, at law or in equity. However, such billing dispute under this Section 7.2 shall not constitute an Event of Default as that term is defined in Article 9(c) and such remedies do not include the temporary or long-term cessation of the supply of Energy from Astoria Power to Con Edison in accordance with the terms of this Agreement. Interest at the rate specified in Section 7.1 (c) shall accrue on any amount due hereunder, if any, that is refunded or credited to the contesting Party or that is released from escrow to the non-contending Party, when the contested amount is resolved.

          7.3 Survival

          The provisions of this Agreement shall survive termination, expiration, cancellation, suspension, or completion of this Agreement to the extent necessary to allow for final billing and payment.

                         ARTICLE 8       INDEMNIFICATION

          8.1 Indemnification

          (a) Astoria Power shall indemnify and hold harmless Con Edison and its Affiliates and their respective officers, directors, trustees, employees and agents (collectively with Con Edison and its Affiliates, the "Con Edison Indemnitees") from and against any and all claims, demands, liabilities, costs, losses, judgments, damages, obligations, payments and expenses (including reasonable legal fees and expenses and including costs and expenses incurred in connection with investigations and settlement proceedings) (each, an "Indemnifiable Loss"), as incurred, asserted against or suffered by any Con Edison Indemnitee relating to, resulting from or arising out of (A) damage to property or (B) injury to or death of any person, including Con Edison Indemnitees, Astoria Power's Indemnitees (as defined below), or any third parties, in each case, to the extent caused by the gross negligence or willful misconduct of Astoria Power, its Affiliates or their respective officers, directors, trustees, employees, agents, subcontractors and successors and arising out of or in connection with this Agreement and not caused by the negligence or willful misconduct of such Con Edison Indemnitee, or (C) any breach by Astoria Power of any covenant or agreement by Astoria Power, or representation or warranty of Astoria Power that survives Closing pursuant to
Article 14-3. contained in this Agreement,

          (b) Con Edison shall indemnify and hold harmless Astoria Power and its Affiliates and their respective officers, directors, trustees, employees and agents from and against (collectively with Astoria Power and its Affiliates, the 'Astoria Power Indemnitees") any and all

Indemnifiable Losses, as incurred, asserted against or suffered by any Astoria Power Indemnitee relating to, resulting from or arising out of (A) damage to property, or (B) injury to or death of any person, including Astoria Power Indemnitees, Con Edison's Indemnitees or any third parties, in each case, to the extent caused by the gross negligence or willful misconduct of Con Edison, its Affiliates or its their respective officers, directors, trustees, employees, agents, subcontractors and successors and arising out of or connected with this Agreement and not caused by the negligence or willful misconduct of such Astoria Power Indemnitee, or (C) any breach by Con Edison of any covenant or agreement by Con Edison, or representation or warranty of Con Edison that survives Closing pursuant to Article 14.3, contained in this Agreement.

          (c) The amount of any Indemnifiable Loss shall be reduced to the extent that the relevant Astoria Power Indemnitee or Con Edison Indemnitee (each, an "Indemnitee") receives any insurance proceeds with respect to an Indemnifiable Loss. If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other person, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, will promptly be repaid by the Indemnitee to the Party required to provide indemnification hereunder (the "Indemnifying Part") with respect to such Indemnifiable Loss.

          (d) To the fullest extent permitted by law, neither Party nor any Astoria Power Indemnitee or any Con Edison Indemnitee shall be liable to the other Party or any other Astoria Power Indemnitee or Con Edison Indemnitee for any claims, demands or suits for consequential, incidental, special, exemplary, punitive, indirect or multiple damages connected with or resulting from any breach of this Agreement, or any actions undertaken in connection with or related hereto, including any such damages which are based upon breach of contract, tort (including negligence and misrepresentation), breach of warranty, strict liability, statute, operation of law or any other theory of recovery.

          (e) The rights and remedies of Con Edison and Astoria Power under this
Article 8 are, solely as between Con Edison and Astoria Power, exclusive and in lieu of any and all other rights and remedies which Con Edison and Astoria Power may have under this Agreement or otherwise for monetary relief with respect to (i) any breach of, or failure to perform, any covenant or agreement set forth in this Agreement by Con Edison or Astoria Power or (ii) any breach of any representation or warranty by Con Edison or Astoria Power. Each Party agrees that the previous sentence shall not limit or otherwise affect any non-monetary right or remedy which either Party may have under this Agreement or otherwise limit or affect either Party's right to seek equitable relief, including the remedy of specific performance.

          (f) Astoria Power and Con Edison agree that, notwithstanding Section
8.1 (e), each Party shall retain, subject to the other provisions of this Agreement, including Sections 8.1 (d), all remedies at law or in equity with respect to fraud or willful or intentional breaches of this Agreement.

          8.2 Third Party Claims Procedures

          (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any person who is not a Party or an Affiliate of a Party (a "Third Party claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 Business Days after the Indemnity's receipt of notice of such Third Party Claim; provided, however, that a failure to give timely notice will not affect the rights or obligations of any Indemnitee except if, and only to the extent that, as a result of such failure, the Indemnifying Party was actually prejudiced. Such notice shall describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee.

          (b) If a Third Party Claim is made against an Indemnitee, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnitee; and provided further that the Indemnifying Party first admits in writing its liability to the Indemnitee with respect to all material elements of such claim. Should the Indemnifying Party elect to assume the defense of a Third

Party Claim, the Indemnifying Party will not be liable to the Indemnitee for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnitee will (i) cooperate in all reasonable respects with the Indemnifying Party in connection with such defense, (ii) not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party's prior written consent and (iii) agree to any settlement, compromise or discharge of a Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnitee completely in connection with such Third Party Claim. In the event the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnitee shall be entitled to participate in (but not control) such defense with its own counsel at its own expense. If the Indemnifying Party does not assume the defense of any such Third Party Claim, the Indemnitee may defend the same in such manner as it may deem appropriate, including settling such claim or litigation after giving notice to the Indemnifying Party of the terms of the proposed settlement and the Indemnifying Party will promptly reimburse the Indemnitee upon written request. Anything contained in this Agreement to the contrary notwithstanding, no Indemnifying Party shall be entitled to assume the defense of any Third Party Claim if such Third Party Claim seeks an order, injunction or other equitable relief or relief for other than monetary damages against the Indemnitee which, if successful, would materially adversely affect the business of the Indemnitee.

          8.3 Survival

          The indemnification obligations of each Party under this Article 8 shall become effective upon the occurrence of the Closing Date, and, for acts and occurrences prior to expiration, termination, completion, suspension or cancellation of this Agreement, shall continue in full force and effect regardless of whether this Agreement expires, terminates, or is suspended, completed or canceled. Such obligations shall not be limited in any way by any limitation on insurance or by any compensation or benefits payable by the Parties under workers' compensation acts, disability benefit acts or other employee acts, or otherwise.

                     ARTICLE 9       LIMITATION OF LIABILITY

          (a) Subject to indemnity obligations set forth in Article 8, upon an Event of Default by Con Edison under this Agreement, which Event of Default is not excusable due to a Force Majeure Event or due to an Event of Default by Astoria Power under this Agreement, Con Edison's liability to Astoria Power shall be limited to Astoria Power's direct damages incurred by Astoria Power as a result of such Event of Default by Con Edison.

          (b) Subject to indemnity obligations set forth in Article 8, upon an Event of Default by Astoria Power under this Agreement, which Event of Default is not excusable due to a Force Majeure Event or due to an Event of Default by Con Edison under this Agreement, Astoria Power's liability to Con Edison shall be limited to Con Edison's direct damages incurred by Con Edison as a result of such Event of Default by Astoria Power.

          (c) Unless excused by a Force Majoure Event, or an Event of Default by the other Party, each of the following events individually shall constitute an "Event of Default" by a Party hereunder: failure by such Party, in any material respect, to comply with, observe, or perform any covenant, warranty or obligation under this Agreement, if such failure is not cured or rectified within 30 days after receipt of written notice of such failure from the other Party or such longer period as may be reasonably required provided, however, that the defaulting Party diligently attempts to cure such Event of Default.

          (d) The provisions of this Article 9 shall survive termination, cancellation, suspension, completion, or expiration of this Agreement.

                         ARTICLE 10       FORCE MAJEURE

          (a) Notwithstanding anything in this Agreement to the contrary, neither Party shall have any liability or be otherwise responsible to the other for its failure to carry out its obligations, with the exception of any obligation to pay money, under this Agreement if and only to the extent that it becomes impossible for either Party to so perform as a result of any occurrence or event which is beyond the reasonable control, and does not result from any negligence, of the Party affected (each, a "Force Majeure Event"), including any act of God, strike or any other labor disturbance, act of a public enemy, war, act of terrorism, riot, any other civil disturbance, fire, storm, lightning, flood, earthquake, any other natural disasters, explosion, any order or regulation or restriction imposed by any Governmental Authority, failure of a contractor or subcontractor caused by a Force Majeure Event and transportation delays or stoppages.

          (b) Nothing contained in this Article 10 shall relieve any Party of the obligation to make payments when due pursuant to this Agreement.

          (c) If a Party shall rely on the occurrence of a Force Majeure Event as a basis for being excused from performance of its obligations under this Agreement, then the Party relying on such occurrence shall (i) provide prompt written notice of such Force Majeure Event to the other Party giving an estimate of its expected duration and the probable impact on the performance of its obligations hereunder; (ii) exercise its reasonable best efforts to continue to perform its obligations under this Agreement; (iii) reasonably and expeditiously take action to correct or cure the Force Majeure Event, provided, however, that settlement of strikes or any other labor disturbance will be completely within the sole discretion of the Party affected by such strike or labor dispute; (iv) exercise its reasonable best efforts to mitigate or limit damages to the other Party; and (v) provide prompt written notice to the other Party of the cessation of the Force Majeure Event.

          (d) The provisions of this Article 10 shall survive termination, cancellation, suspension, completion or expiration of this Agreement.

                    ARTICLE 11       DEFAULT AND TERMINATION

          (a) This Agreement shall automatically terminate if the APSA is terminated.

          (b) Con Edison and Astoria Power agree that, notwithstanding any other provision of this Agreement or in the APSA, this Agreement may not be terminated prior to its expiration by either Party under any circumstances, including as a result of a breach, whether or not material, by the other Party, except pursuant to an agreement in writing executed by each Party.

                      ARTICLE 12      ADDI11ONAL REMEDIES

          The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, the non-defaulting Party may pursue any remedies and may begin proceedings at the FERC to terminate this Agreement by giving at least ten days advance written notice to the defaulting Party, such termination to be effective as of the date specified in such notice, subject to the approval of the FERC, in accordance with FERC regulations.

                            ARTICLE 13      DISPUTES

          Any disputes between Con Edison and Astoria Power as to their rights and obligations under this Agreement shall first be addressed by the Parties. If representatives of the Parties are unable in good faith to satisfactorily resolve their disagreement, the Parties shall refer the matter to their respective senior management. If after using their reasonable best efforts to try to resolve the dispute, senior management cannot resolve the dispute within 30 days, either Party may exercise any right or remedy available pursuant to this Agreement.

                 ARTICLE 14     REPRESENTATIONS AND WARRANTIES

          14.1 Representations and Warranties of Con Edison

          Con Edison represents and warrants to Astoria Power as follows:

          (a) Organization. Con Edison is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and Con Edison has all requisite corporate power and authority to carry on its business as currently conducted.

          (b) Authority Relative to this Agreement. Con Edison has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the procurement of applicable regulatory approvals, to perform its obligations under this Agreement. To the extent necessary, the execution and delivery by Con Edison of this Agreement and the performance by Con Edison of its obligations hereunder have been duly and validly authorized by the Board of Trustees of Con Edison or by a committee thereof to whom such authority has been delegated and no other corporate proceedings on the part of Con Edison are necessary to authorize this Agreement or the performance of its obligations hereunder. This Agreement has been duly and validly executed and delivered by Con Edison and, assuming that this Agreement constitutes a valid and binding agreement of Astoria Power, constitutes a valid and binding agreement of Con Edison, enforceable against Con Edison in accordance with its terms.

          (c) Regulatory Approval. Con Edison has obtained or made, as the case may be, or will obtain or make, as the case may be, by the Closing Date any and all declarations, filings, registrations, notices, authorizations, consents or approvals of or to any public authority that are required for Con Edison to execute and deliver this Agreement and to perform its obligations hereunder, other than such declarations filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not, individually or in the aggregate, create a material adverse effect in respect of the performance by Con Edison of its obligations under this Agreement.

          (d) Compliance With Law. Con Edison is in compliance with all applicable laws, statutes, orders, rules, regulations, ordinances or judgments of any Federal, state, or local governmental authority other than such failures to be in compliance with such applicable laws, statutes, orders, rules, regulations, ordinances or judgments which would not, individually or in the aggregate, create a material adverse effect in respect of the performance by Con Edison of its obligations under this Agreement. Con Edison has not received any written notification that it is in violation of any of such laws, statutes, orders, rules, regulations, ordinances or judgments, except for notification of violations which would not, individually or in the aggregate, create a material adverse effect in respect of the performance by Con Edison of its obligations under this Agreement.

          14.2 Representations and Warranties of Astoria Power

          Astoria Power represents and warrants to Con Edison as follows:

          (a) Organization. Astoria Power is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and Astoria Power has all requisite power and authority to carry on its business as is now being conducted.

          (b) Authority Relative to this Agreement. Astoria Power has all necessary power and authority to execute and deliver this Agreement and, subject to the procurement of applicable regulatory approvals, to perform its obligations under this Agreement. To the extent necessary, the execution and delivery of this Agreement and the performance by Astoria Power of its obligations hereunder have been duly and validly authorized by the Executive Committee of Astoria Power or by a committee thereof to whom such authority has been delegated and no other proceedings on the part of Astoria Power are necessary to authorize this Agreement or the performance of its obligations hereunder. This Agreement has been duly and validly executed and delivered by Astoria Power and, assuming that this Agreement constitutes a valid and binding agreement of Con Edison, constitutes a valid and binding agreement of Astoria Power, enforceable against Astoria Power in accordance with its terms.

          (c) Regulatory Approval. Astoria Power has obtained or made, as the case may be, or will obtain or make, as the case may be, by the Closing Date any and all declarations, filings, registrations, notices, authorizations, consents or approvals of or to any public authority that are required for it to execute and deliver this Agreement and to perform its obligations hereunder, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not, individually or in the aggregate, create a material adverse effect in respect of the performance by Astoria Power of its obligations under this Agreement.

          (d) Compliance With Law. Astoria Power is in compliance with all applicable laws, statutes, orders, rules, regulations, ordinances or judgments of any Federal, state, or local governmental authority, other than such failures to be in compliance with such applicable laws, statutes, orders, rules, regulations, ordinances or judgments which would not, individually or in the aggregate, create a material adverse effect in respect of the performance by Astoria Power of its obligations under this Agreement. Astoria Power has not received any written notification that it is in violation of any of such laws, statutes, orders, rules, regulations, ordinances or judgments, except for notifications of violations which would not, individually or in the aggregate, create a material adverse effect in respect of the performance by Astoria Power of its obligations under this Agreement.

          14.3 The representations and warranties in this Article 14 (except as set forth in Articles 14.1 (d) and 14.2(d)) shall survive the Closing and continue in full force and effect for the term of this Agreement.

            ARTICLE 15      ASSIGNMENT; NO THIRD PARTY BENEFICIARIES

          (a) This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party, including by operation of law, without the prior written consent of the other Party, except (i) in the case of Con Edison, to an Affiliate of Con Edison or a third party that has a contractual or statutory obligation to supply Energy to Con Edison's retail customers; (ii) in the case of Astoria Power, to an Affiliate of Astoria Power; and (iii) in the case of either Party, to a lending institution or trustee in connection with a pledge or granting of a security interest in the Auctioned Assets and/or this Agreement; provided, however, that no assignment or transfer of rights or obligations by either Party shall relieve it from the full liabilities and the full financial responsibility, as provided for under this Agreement, unless and until the transferee or assignee shall agree in writing to assume such obligations and duties and the other Party has consented in writing to such assumption. For purposes of this Agreement, the term "Affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

          (b) Nothing in this Agreement is intended to confer upon any other person except the Parties any rights or remedies hereunder or shall create any other party beneficiary rights in any person.

          (c) Notwithstanding anything herein to the contrary, this Agreement shall not constitute a consent by Con Edison to any assignment by NRG Energy pursuant to Section 12.05 of the APSA.

                       ARTICLE 16      EXTENSION; WAIVER

          Either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party or (b) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. Notwithstanding anything herein to the contrary, to the extent that either Party fails, in any particular instance, to take affirmative steps to exercise its rights to witness, inspect, observe or approve the activities of the other Party, such rights shall, solely with respect to such instance, be deemed waived in respect of such activity.

                          ARTICLE 17      COUNTERPARTS

          This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

                         ARTICLE 18      GOVERNING LAW

          This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

                          ARTICLE 19      SEVERABILITY

          If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                           ARTICLE 20     AMENDMENT

          This Agreement may be amended, modified, or supplemented only by an instrument in writing signed on behalf of each of the Parties. If the applicable rules or procedures of the NYPP relating to the transactions contemplated by this Agreement or otherwise affecting the implementation of this Agreement are changed materially, the Parties shall endeavor in good faith to make conforming changes to this Agreement with the intent to fulfill the purposes of this Agreement; provided, however, that in no event shall such changes modify the pricing provisions. Any such conforming change to this Agreement shall be subject to all necessary regulatory authorizations, which the Parties shall request or support, as applicable.

                        ARTICLE 21      ENTIRE AGREEMENT

          This Agreement embodies the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the transaction contemplated by this Agreement.

                       ARTICLE 22      FURTHER ASSURANCES

          The Parties agree to, from time to time upon the reasonable request of either Party, negotiate in good faith and execute and deliver amendments to this Agreement, including in response to regulatory, technological, operational or other changes affecting the Auctioned Assets or the electric power industry generally, or such other documents or instruments as may be necessary, in order to effectuate the transactions contemplated hereby.

                         ARTICLE 23     INTERPRETATION

          When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or equivalent words. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute, regulation, rule or order as from time to time amended, modified of supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

                        ARTICLE 24     CONFIDENTIALITY

          (a) All information regarding a Party (the "Disclosing Party") that is furnished directly or indirectly to the other Party (the "Recipient") pursuant to this Agreement and marked "Confidential" shall be deemed "Confidential Information". Notwithstanding the foregoing, Confidential Information does not include information that (i) is rightfully received by Recipient from a third party not having an obligation of confidence to the Disclosing Party, (ii) is or becomes in the public domain through no action on Recipient's part in violation of this Agreement, (iii) is already known by Recipient as of the date hereof, or
(iv) is developed by Recipient independently of any Confidential Information of the Disclosing Party. Information that is specific as to certain data shall not be deemed to be in the public domain merely because such information is embraced by more general disclosure in the public domain.

          (b) Recipient shall keep the Confidential Information strictly confidential and shall not (except as required by applicable law, regulation or legal process and then only after compliance with paragraph (c) below), without any prior written consent, disclose any Confidential Information in any manner whatsoever to any third party for a period of two years from the date the Confidential Information was received by Recipient, except as otherwise provided herein; provided, however, that Recipient may disclose the Confidential Information to its and its Affiliates' respective directors, trustees, officers, employees, consultants, advisors and agents who need to know the Confidential Information for the purpose of assisting Recipient with respect to its obligations under this Agreement. Recipient shall inform all such parties, in advance, of the confidential nature of the Confidential Information. Recipient shall use reasonable efforts to cause such parties to observe the terms of this Agreement and shall be responsible for any breach of this Agreement by any such parties.

          (c) If Recipient is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Confidential Information (including pursuant to the rules or regulations of the NYPP, ISO or FERC), Recipient will notify the Disclosing Party promptly so that the Disclosing Party may seek a protective order or other appropriate remedy. In the absence of a protective order, or other appropriate remedy Recipient will furnish only that portion of the Confidential Information which its legal counsel advises Recipient is legally required and Recipient will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information so furnished.

          (d) Recipient shall promptly return to the Disclosing Party all items containing or constituting Confidential Information, together with all copies, extracts, or summaries thereof, upon the earlier of (i) the Disclosing Party's request, or (ii) four years after the termination or expiration of this Agreement.

          (e) The obligations set forth in this Article 24 shall extend for a period of four years after termination or expiration of this Agreement.

                 ARTICLE 25     INDEPENDENT CONTRACTOR STATUS

          Nothing in this Agreement is intended to create an association, trust, partnership or joint venture between the Parties, or to impose a trust, partnership, or fiduciary duty, obligation or liability on or with respect to either Party, and nothing in this Agreement shall be construed as creating any relationship between Con Edison and Astoria Power other than that of independent contractors.

                          ARTICLE 26     JURISDICTION

          Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or, if such suit, action or proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the Parties further agrees that service of process, summons, notice or document by hand delivery or U.S. registered mail at the address specified for such Party in
Article 28 (or such other address specified by such Party from time to time pursuant to Article 28 shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                           ARTICLE 27      CONFLICTS

          Con Edison and Astoria Power agree that, except as expressly otherwise provided herein or therein, in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the APSA or the APSA Amendment, the terms of this Agreement shall prevail.

                            ARTICLE 28     NOTICES

          Unless otherwise specified herein, all notices and other communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation), if delivered personally, telecopies (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice):

          If to Con Edison, to:

                 Consolidated Edison Company of New York, Inc.
                 4 Irving Place
                 New York, New York 10003
                 Telecopy No.: (212) 677-0601
                 Attention: General Counsel

          If to Astoria Power to:

                 Astoria Gas Turbine Power LLC
                 1221 Nicollet Mail, Suite 700
                 Minneapolis, Minnesota,55403
                 Telecopy No.: (612) 373- 5392
                 Attention: President

                 With a copy to:

                 Astoria Gas Turbine Power LLC
                 1221 Nicollet Mall, Suite 700
                 Minneapolis, Minnesota, 55403
                 Telecopy No.: (612) 373-5340
                 Attention: Commercial Asset Manager

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

                 Consolidated Edison Company
                  of New York, Inc.


                 By: /s/ Joan S. Freilich
                 Name: Joan S. Freilich
                 Title: Exec. VP & CFO

                 Astoria Gas Turbine Power LLC

                 By: /s/ Craig A. Mataczynski
                 Name: Craig A. Mataczynski
                 Title: President